Exhibit 10.1

EXECUTIVE SERVICES AGREEMENT

            This Executive Services Agreement (this "Agreement") is made effective as of February 22, 2010 (the "Effective Date") by and between Uranium Energy Corp., a Nevada corporation ("Company"), and Harry L. Anthony, an individual ("Anthony").

RECITALS

            1.         In connection with the recent acquisition by Company of South Texas Mining Venture, L.L.P. ("STMV"), the Company has requested Anthony to serve, and Anthony has agreed to serve, as a director, officer and/or manager for STMV, URN South Texas Project, Ltd. ("URN STP") and URN Texas GP, LLC ("URN TX").

            2.         Company desires to indemnify Anthony regarding any acts or omissions of Anthony with respect to STMV, URN STP, and/or URN TX, and Anthony desires to receive such indemnification from Company, all on the terms and conditions described herein.

AGREEMENT

            In consideration of the mutual covenants, conditions and agreements contained herein and for such other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

            1.         Executive Service. Anthony agrees to serve as a director, officer and/or manager of STMV, URN South Texas Project, Ltd. and/or URN Texas GP, LLC, as may be requested from time to time by Company or any applicable subsidiary.

            2.         Indemnity. To the fullest extent permitted by Texas law, including without limitation the Texas Business Organizations Code, Company agrees to hold harmless, indemnify and defend Anthony from and against all claims, causes of action, losses, damages, suits, judgments, settlements made by any of Company, STMV, URN STP, or URN TX, and liability of every kind (including all expenses of litigation, court costs and attorneys' fees) ("Losses") arising from or related to Anthony's acts or omissions in his capacity as a director, officer and/or manager of STMV, URN STP, or URN TX, or any successor entity. Losses shall not include amounts paid to a claimant by insurance carried by Company (but shall include remaining Losses in excess of such payments).

            3.         Limitation. The obligations of Company under this Agreement shall not apply to the extent of any Losses caused by the gross negligence or intentional misconduct of Anthony.

            4.         Indemnity under Governing Documents. In the event that this Agreement is held unenforceable by a court of competent jurisdiction, any indemnification of Anthony under (a) the governing documents of STMV, URN STP, or URN TX and/or (b) the provisions of the Texas Business Organizations Code shall continue to apply.

            5.         Amendment. Any amendment to this Agreement must be in writing executed by both parties. Unless otherwise stated in the amendment, any amendment of this Agreement shall be prospective only.

            6.         Effect of Termination of Employment. Company's obligations under this Agreement shall survive the termination of Anthony's employment with Company, but only with respect to Losses arising from or related to acts or omissions occurring prior to the date of such termination.

            7.         Governing Law and Venue. This Agreement shall be governed by and construed under and in accordance with the laws of the State of Texas without regard to its conflicts of law principles. Venue for any suit relating to this Agreement shall be in any court of competent jurisdiction in Nueces County, Texas.

            8.         Assignment; Prior Agreements. Neither party may assign its rights under this Agreement in whole or in part without the prior written consent of the other party. This Agreement constitutes the sole agreement of the parties hereto with regard the subject matter of this Agreement.

Executed to be effective as of the Effective Date.

COMPANY Uranium Energy Corp. "Amir Adnani" By: Amir Adnani, President & CEO
"Harry L. Anthony" Harry L. Anthony, Individually